THE ADVISORS’ INNER CIRCLE FUND

SCHEDULE A

DATED AUGUST 8, 1994,

AS LAST AMENDED FEBRUARY 26, 2025

TO THE DISTRIBUTION PLAN DATED AUGUST 8, 1994,

AMENDED AUGUST 14, 2000

Subject to any limitations imposed by FINRA Rule 2341, the Distributor shall receive Rule 12b-1 fees, which shall be paid on a monthly basis. These fees will be calculated based on the annual rate set forth below, as applied to the average daily net assets of the respective Portfolios.

Portfolio	Class of Shares	Fee
CIBC Atlas Disciplined Equity Fund	Investor Class Shares	0.25%
CIBC Atlas Income Opportunities Fund	Investor Class Shares	0.25%
CIBC Atlas Mid Cap Equity Fund	Investor Class Shares	0.25%
CIBC Atlas All Cap Growth Fund	Investor Class Shares	0.25%
CIBC Atlas Equity Income Fund	Investor Class Shares	0.25%
CIBC Atlas International Growth Fund	Investor Class Shares	0.25%
CIBC Atlas Thematic Solutions Fund	Investor Class Shares	0.25%
Edgewood Growth Fund	Retail Class Shares	0.25%
Hamlin High Dividend Equity Fund	Investor Class Shares	0.25%
LSV Value Equity Fund	Investor Class Shares	0.25%
LSV Conservative Value Equity Fund	Investor Class Shares	0.25%
LSV Small Cap Value Fund	Investor Class Shares	0.25%
LSV U.S. Managed Volatility Fund	Investor Class Shares	0.25%
LSV Global Managed Volatility Fund	Investor Class Shares	0.25%
LSV Global Value Fund	Investor Class Shares	0.25%
LSV Emerging Markets Equity Fund	Investor Class Shares	0.25%